Exhibit 99.1

BitMine Immersion Technologies, Inc. Signs Agreement Locate up to 100 Megawatts of Immersion Hosting Equipment

Atlanta, Oct. 25, 2021 (Globe Newswire) -- BitMine Immersion Technologies, Inc. (OTC: SSHI) announced it has signed an agreement with a large regional enterprise to enable it to locate up to 100 Megawatts of hosting equipment at different locations owned by the provider. The agreement allows the company to utilize existing infrastructure of the counterparty that includes real estate, internet access, on-site security, and electricity at its industrial rate, currently 3.5 cents per kilowatt hour.

Jonathan Bates, Chairman of the Board, was quoted as saying: "We feel this puts our company in a truly competitive position to be a leader in not only immersion mining, but one of the larger Bitcoin hosting providers worldwide. The combination of the immersion equipment we will be using and a competitively priced electricity and service contract will allow us to offer hosting services to mining clients at one of the lowest prices and highest quality combinations of any other company in the world. Although we have been in initial discussions with some large mining firms, we look forward to having an opportunity to sign an anchor tenant in the near future."

President Erik Nelson added: "We have all of the pieces in place to build a successful business. There is a clear need for low cost, high quality Bitcoin hosting. I'm thrilled that we can offer both."

BitMine expects its first hosting facility to come online in January 2022, with its additional openings following soon after.

About BitMine Immersion Technologies, Inc.

BitMine Immersion Technologies, Inc. (OTC: SSHI) plans to construct Bitcoin hosting and mining operations in low cost energy locations using oil cooled immersion technology to provide a superior environment for hosting Bitcoin mining computers. BitMine Immersion Technologies plans to pass through some or all of its fixed costs to hosting clients, while entering into a profit-sharing agreement to receive a percentage of the mined Bitcoins. BitMine Immersion Technologies also plans to mine Bitcoin for its own account.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine Immersion Technologies' control, including those set forth in the Risk Factors section of BitMine Immersion Technologies’ Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2021 and any other SEC filings, as amended or updated from time to time. Copies of BitMine Immersion Technologies’ filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine Immersion Technologies undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates
Chairman

info@bitminetech.io